Exhibit 16.1

January 30, 2015

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC  20549

RE:           Fuse Science, Inc.

We have read the statements that we understand Fuse Science, Inc. will include under Item 4.01 of the Form 8-K report it will file regarding the recent change of auditors.  We agree with such statements made regarding our firm.  We have no basis to agree or disagree with other statements made under Item 4.01.

/s/ Kaufman, Rossin & Co.

Kaufman, Rossin & Co., P.A.